Exhibit 24
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Paul A. Rooke, Robert J. Patton and David Reeder, and each of them, acting individually, as his or her attorney-in-fact, with full power of substitution for him or her and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8, pertaining to shares of common stock to be issued pursuant to the Kofax 2000 Share Option Plan, the Kofax plc 2007 Long-Term Incentive Plan, the Kofax 2012 Equity Incentive Plan and the Kofax 2015 Equity Incentive Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

In witness whereof, this Power of Attorney, which may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute but one and the same instrument, has been signed the 24th day of June 2015.

/s/ Jared L. Cohon	/s/ J. Edward Coleman
Jared L. Cohon	J. Edward Coleman

/s/ W. Roy Dunbar	/s/ William R. Fields
W. Roy Dunbar	William R. Fields

/s/ Ralph E. Gomory	/s/ Stephen R. Hardis
Ralph E. Gomory	Stephen R. Hardis

/s/ Sandra L. Helton	/s/ Robert Holland, Jr.
Sandra L. Helton	Robert Holland, Jr.

/s/ Michael J. Maples	/s/ Jean-Paul L. Montupet
Michael J. Maples	Jean-Paul L. Montupet

/s/ Kathi P. Seifert
Kathi P. Seifert